Exhibit 99.2

CHANNELL NAMES DAVID IANNINI TO BOARD OF DIRECTORS

Temecula, CA – May 4, 2004 – Channell Commercial Corporation (NASDAQ:CHNL) today announced David Iannini has been appointed to the Channell Board of Directors. Since August 2002, Mr. Iannini has served as the Chief Financial Officer of YP.Net, Inc., a leading provider of Internet-based Yellow Pages services, and also as President of MAR & Associates, Inc.  MAR & Associates provides strategic and investment banking services to public and private companies. From July 1999 to June 2002, Mr. Iannini was employed as Treasurer and Vice President of Corporate Development of Viad Corp, a publicly held company with over $1.5 billion in annual sales and over $7 billion in assets, Viad Corp. is a diversified service business with operating companies involved in the financial services, convention, travel and other businesses. Mr. Iannini was an investment banker from August 1986 to July 1999, primarily with Salomon Brothers, Inc.   Mr. Iannini received his Masters in Business Administration, Summa Cum Laude, from the Anderson Graduate School of Management at U.C.L.A. Prior to his graduate studies, he worked with a Big Five accounting firm and is a certified public accountant. Mr. Iannini received his Bachelors of Science degree, Magna Cum Laude, in Accounting from Boston College in 1981.

William H. Channell, Jr., President and Chief Executive Officer, said “On behalf of the Board of Directors, I am pleased to welcome David Iannini to the Channell Board. His extensive experience in the financial markets as well as his business operational experience will be of great value to the Company.”

About Channell

Channell Commercial Corporation is a global designer and manufacturer of telecommunications equipment primarily supplied to telephone and broadband network operators worldwide.  Major product lines include a complete line of thermoplastic and metal fabricated enclosures, advanced copper termination and connectorization products and  fiber optic cable management systems.  Channell’s headquarters and U.S. manufacturing facilities are in Temecula, California.  International operations include facilities in Toronto (Canada), London (U.K.), and Sydney (Australia).

Forward-Looking Statements

Forward-looking statements contained within this press release are subject to many uncertainties in the Company’s operations and business environments.  Examples of such uncertainties include customer demand, material costs, integration of acquired businesses and worldwide economic conditions among others. Such uncertainties are discussed further in the Company’s annual report/10K and S-1 filed with the Securities and Exchange Commission.

Contact

George C. Christy, Treasurer

tel   909.719.2600   fax   909.296.2333

E-Mail:  gchristy@channellcorp.com

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